Exhibit (a)(5)

BLACKSTONE ALTERNATIVE ALPHA FUND

c/o Blackstone Alternative Asset Management L.P.

345 Park Avenue, 29th Floor

New York, New York 10154

December 27, 2012

Dear Shareholder:

This letter is in reference to the shareholder documents distributed on December 20, 2012 relating to the March 31, 2013 tender offer (the “Offer Documents”). As you know, if you sell shares to the Fund in a repurchase offer with a tender valuation date within the 12 month period following the initial issue date of the shares, there is a 2% “early withdrawal fee,” as described in the Offer Documents. We wish to advise you, for the avoidance of doubt, that no early withdrawal fee will apply to repurchases of shares originally issued on April 2, 2012 (the first business day of April 2012). We consider those shares to have been held for the necessary 12 month period.

If you have any questions about the Offer Documents or Blackstone Alternative Alpha Fund, please call (888) 386-9490.

Sincerely,

Blackstone Alternative Alpha Fund